EXHIBIT 99.01

Wednesday June 6, 11:55 am Eastern Time

DATAMEG CORP. AND QUANTUM ADVANCED TECHNOLOGIES. INC. AGREE TO SETTLE
LITIGATION

DataMEG Corp., (OTC Bulletin Board: DTMG - news) announced today that they have reached a tentative agreement with Quantum Advanced Technologies, Inc.
(QAT) to settle the litigation matters between the companies. The details of the agreement were not be released, however, the parties are satisfied that the agreement can be formally concluded in the near future.

Andrew Benson, President DataMEG Corp. stated, "We have met with representatives of Quantum Advanced Technologies, Inc. and outlined an agreement that will satisfactorily conclude the litigation issues between our companies. We are delighted at the prospect of getting this expensive and distractive issue behind us and look to move forward in a positive manner to conclude the important business matters before us.

The agreement between DataMEG Corp. and Quantum Advanced Technologies will involve a trade of Common Stock issues between the companies. No further details involving the transaction were available.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.